TRANSACT TECHNOLOGIES REPORTS 2019
FIRST QUARTER RESULTS

2019 First Quarter Net Sales of $11.6 Million and Quarterly
Gross Margin of 52.7% Drives Diluted EPS of $0.10

Company Generating Continued Momentum for BOHA!
Solutions Following March 2019 Launch

Hamden, CT – May 7, 2019 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the quarter ended March 31, 2019.

Summary of 2019 Q1 Results
(In millions, except per share and percentage data)

	Three Months Ended March 31,
	2019	2018
Net sales	$11.6	$12.2
Gross profit	$6.1	$5.9
Gross margin	52.7%	47.9%
Operating income	$0.8	$0.9
Net income	$0.7	$0.7
Net income per diluted share	$0.10	$0.09

Non-GAAP(1):
EBITDA	$1.1	$1.1
Adjusted EBITDA	$1.3	$1.2

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure is included in this release. See “Non-GAAP Financial Measures” below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “Our first quarter results include initial contributions from our BOHA! back-of-house ecosystem following its launch in March.  These contributions include initial BOHA! Terminal and BOHA! Handheld sales, as well as a nearly six-fold year-over-year increase in recurring revenue from software, labels and maintenance and support sales related to our restaurant solutions business. Our casino and gaming business also remains a key driver of TransAct’s overall success, providing the strong financial foundation and cash flow that supports the investments we are making to develop BOHA! and grow sales. During the 2019 first quarter, our growing mix of high-margin products, including recurring label and software sales, drove a 480 basis point improvement in gross margin, leading to a 10% increase in net income even as net sales declined 6% from the prior-year period.

“Since launching BOHA!, our team has been very active in customer trials and we are engaged in a range of opportunities with restaurant and foodservice operators. These trials and ongoing discussions with customers lead us to believe that BOHA! is already showing signs of success, which reinforces our view that this back-of-house restaurant solutions opportunity is the largest single-market opportunity ever identified by TransAct. As previously announced, we have secured commitments from ten distinct customers to deploy approximately 240 BOHA! Terminals, some of which were recognized in restaurant solutions sales in the 2019 first quarter. Since announcing our initial sales progress in mid-April, we have continued to experience growing interest and traction for our BOHA! products and solutions. We expect the upcoming National Restaurant Association Show in Chicago in mid-May will be an excellent opportunity to interact with existing customers and also work with potential new customers as we drive further awareness for our comprehensive, single-vendor solution for restaurant and foodservice operators’ back-of-house automation needs.

“As our BOHA! deployments grow, we expect to generate significant and increasing annual recurring revenue in the form of software, maintenance and support contracts, and proprietary labels, with maintenance and support contract and label revenues recognized in our TransAct Services Group business. We expect to bill customers for software subscriptions upfront on a per-app basis and then recognize the subscription revenue evenly over the subscription period. At the same time, as our BOHA! hardware and software solutions become a critical part of our customers’ day-to-day workflows, we expect to recognize sales of our maintenance and support contracts backed by TransAct’s legendary customer service over the life of those contracts. Including our sales of TransAct Labels, we are already demonstrating the potential of our restaurant solutions recurring sales and are excited to report that the average annual recurring revenue per unit (“RPU”) installed is more than 100% of the original hardware revenue over the life of the unit under contract.

“We believe that BOHA! is the largest single revenue generating opportunity in TransAct’s history and we are confident that the efforts of our team will result in financial growth and the creation of significant long-term shareholder value.”

Review of Balance Sheet and Capital Return Initiatives
At March 31, 2019, TransAct had approximately $1.9 million of cash and cash equivalents and no debt. During the 2019 first quarter, the Company paid a dividend to common shareholders of $0.09 per share, which resulted in a return of capital of approximately $0.7 million for the quarter. TransAct made no share repurchases during the 2019 first quarter and has approximately $3.0 million remaining under its existing $5.0 million share repurchase authorization.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, “TransAct has maintained its strong financial position as we continue to invest in product development, sales and marketing, and infrastructure to support the rollout of our BOHA! solution. While it will still take some time for our pipeline to convert into sales, we are confident that the early momentum for BOHA! along with the recurring nature of its SaaS-based software and consumable sales will ultimately transform our financial results and further enhance our already strong gross margin. As we focus more intently on BOHA! and the restaurant solutions marketplace, our casino and gaming business continues to provide consistent cash flow that we can use to invest in our future and drive growth in both businesses going forward. We believe that TransAct is ideally positioned for long-term growth.”

Summary of 2019 First Quarter Operating Results
TransAct generated 2019 first quarter net sales of $11.6 million compared with 2018 first quarter net sales of $12.2 million. Casino and gaming net sales in the 2019 first quarter were $5.5 million compared to $5.9 million in the prior-year period. Domestic casino and gaming sales declined 18% as there were lower U.S. printer shipments in the 2019 first quarter and the prior-year period benefited from a non-recurring sale of Epic 880 printers and an Epicentral installation. International casino and gaming sales grew 18% in the 2019 first quarter compared to the prior-year period, with printer shipments to a large customer in Asia partially offset by lower European sales. Restaurant solutions net sales were $0.9 million in the 2019 first quarter compared to $1.0 million in the 2018 first quarter, as higher BOHA! Terminal sales in the 2019 first quarter were offset by lower AccuDate 9700 sales to McDonald’s in the period. The Company recorded an approximate six-fold increase in BOHA! recurring revenue, which include software subscription revenue (recorded in our restaurant solutions unit along with BOHA! hardware sales) and maintenance and service contract revenue and label sales (recorded in our TSG unit). POS automation and banking net sales decreased $0.4 million year over year to $1.3 million in the 2019 first quarter driven by lower sales of the Ithaca 9700 to McDonald’s and the Company’s decision to exit the banking market. Lottery printer net sales were relatively consistent at $0.7 million in the 2019 first quarter compared to $0.6 million in the 2018 first quarter. Printrex net sales were $342 thousand in the 2019 first quarter compared to $275 thousand in the prior-year period, while TransAct Services Group generated net sales of $2.8 million in the 2019 first quarter compared to $2.6 million in the 2018 first quarter, inclusive of the BOHA! label sales and service contract sales noted above.

The Company recorded gross margin of 52.7% in the 2019 first quarter compared to gross margin of 47.9% in the 2018 first quarter. Gross profit in the 2019 first quarter was $6.1 million compared to $5.9 million in the prior-year period, primarily as a result of an increase in sales of higher-margin products within the overall sales mix as well as lower manufacturing overhead expenses.

Total operating expenses in the 2019 first quarter increased 6% to $5.3 million compared to $5.0 million in the 2018 first quarter, primarily reflecting increased sales and marketing expenses in support of BOHA!, offset in part by lower engineering and G&A expenses.

TransAct generated operating income of $0.8 million, or 6.7% of net sales, in the 2019 first quarter compared to $0.9 million, or 7.0% of net sales, for the 2018 first quarter. Net income in the 2019 first quarter was $0.7 million, or $0.10 per diluted share, compared to net income of $0.7 million, or $0.09 per diluted share, in the prior-year period.

2019 First Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, May 7, 2019, beginning at 4:30 p.m. ET to discuss 2019 first quarter results and other matters. Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 5377388 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company’s markets as well as by the Company’s management in assessing the Company’s performance. The Company uses these non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class software, service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to successfully transition our business towards the sale of software products on a SaaS subscription basis; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the time of issuance of this press release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:

Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow –

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2019	2018
Net sales	$11,550	$12,243
Cost of sales	5,464	6,381
Gross profit	6,086	5,862

Operating expenses:
Engineering, design and product development	1,165	1,221
Selling and marketing	1,854	1,573
General and administrative	2,290	2,212
	5,309	5,006
Operating income	777	856

Interest and other income (expense):
Interest, net	(6)	(8)
Other, net	90	10
	84	2

Income before income taxes	861	858
Income tax provision	115	178
Net income	$746	$680

Net income per common share:
Basic	$0.10	$0.09
Diluted	$0.10	$0.09

Shares used in per share calculation:
Basic	7,461	7,533
Diluted	7,619	7,901

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
(In thousands)	Three months ended March 31,
	2019	2018
Restaurant solutions	$928	$1,045
POS automation and banking	1,277	1,716
Casino and gaming	5,483	5,940
Lottery	697	635
Printrex	342	275
TransAct services group	2,823	2,632
Total net sales	$11,550	$12,243

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$1,944	$4,691
Accounts receivable, net	6,836	8,025
Inventories	14,387	12,835
Other current assets	1,778	1,486
Total current assets	24,945	27,037

Fixed assets, net	2,413	2,272
Right of use assets, net	3,479	-
Goodwill	2,621	2,621
Deferred tax assets	2,239	2,198
Intangible assets, net	746	797
Other assets	31	31
	11,529	7,919
Total assets	$36,474	$34,956

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,267	$3,483
Accrued liabilities	2,911	2,765
Deferred revenue	402	384
Total current liabilities	5,580	6,632

Deferred revenue, net of current portion	240	265
Lease liabilities	2,808	250
Other liabilities	218	242
	3,266	757
Total liabilities	8,846	7,389

Shareholders’ equity:
Common stock	115	115
Additional paid-in capital	32,103	32,129
Retained earnings	27,593	27,515
Accumulated other comprehensive loss, net of tax	(73)	(82)
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	27,628	27,567
Total liabilities and shareholders’ equity	$36,474	$34,956

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)
	Three Months Ended
(In thousands)	March 31,
	2019	2018
Net income	$746	$680

Interest expense, net	6	8
Income tax provision	115	178
Depreciation and amortization	252	221

EBITDA	1,119	1,087

Share-based compensation expense	173	161

Adjusted EBITDA	$1,292	$1,248